Exhibit 10.4

LOAN SERVICES ADDENDUM
TO MASTER CUSTODIAN AGREEMENT

ADDENDUM to that certain Master Custodian Agreement (the “Custodian Agreement”) by and among BlackRock Direct Lending Corp. (the “Company”) and each subsidiary thereof identified on Appendix A thereto or made subject thereto pursuant to Section 20.6 thereof (together with the Company, each a “Customer” and collectively, the Customers”) and State Street Bank and Trust Company, including its subsidiaries and other affiliates (the “Custodian”).

The following provisions will apply with respect to interests in commercial loans, including loan participations, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States (collectively, “Loans”), made or acquired by a Customer.

Section 1. Payment Custody.  If a Customer wishes the Custodian to receive payments directly with respect to a Loan for credit to the bank account maintained by the Custodian for the Customer under the Custodian Agreement,

(a)         the Customer will cause the Custodian to be named as the Customer’s nominee for payment purposes under the relevant financing documents, e.g., in the case of a syndicated loan, the administrative contact for the agent bank, and otherwise provide for the payment to the Custodian of the payments with respect to the Loan; and

(b)          the Custodian will credit to the bank account maintained by the Custodian for the Customer under the Custodian Agreement any payment on or in respect of the Loan actually received by the Custodian and identified as relating to the Loan, but with any amount credited being conditional upon clearance and actual receipt by the Custodian of final payment.

Section 2.  Monitoring.  If a Customer wishes the Custodian to monitor payments on and forward notices relating to a Loan,

(a)          the Customer will deliver, or cause to be delivered, to the Custodian a schedule identifying the amount and due dates of the scheduled principal payments, the scheduled interest payment dates and related payment amount information, and such other information with respect to the Loan as the Custodian may reasonably require in order to perform its services hereunder (collectively, “Loan Information”) and in such form and format as the Custodian may reasonably request;

(b)         the Custodian will (i) if the amount of a principal, interest, fee or other payment with respect to the Loan is not received by the Custodian on the date on which the amount is scheduled to be paid as reflected in the Loan Information, provide a report to the Customer that the payment has not been received and (ii) if the Custodian receives any consent solicitation, notice of default or similar notice from any syndication agent, lead or obligor on the Loan, undertake reasonable efforts to forward the notice to the Customer; and

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(c)          and any other services as the Customers and Custodian may agree in writing from time to time.

Section 3.  Safekeeping.

(a)          Safekeeping Function.  If a Customer wishes the Custodian to hold for safekeeping any document, instrument or agreement relating to a Loan, whether in written or electronic form and whether an original or copy (a “Loan Document”),

(i)          the Customer will (A) if the Loan Document is in a written or other tangible form, deliver the Loan Document to the Custodian and (B) otherwise transmit the Loan Document to the Custodian as an electronic record, in each case through a method of delivery or transmission approved by the Custodian, and

(ii)          the Custodian will (A) accept the delivery or transmission of the Loan Document, (B) hold or store the Loan Document as bailee for the benefit of the Customer, (C) promptly, upon the Customer’s request, deliver or transmit the Loan Document to the Customer or to any party as the Customer may specify and (D) at the request of the Customer but no more often than once each calendar quarter, provide to the Customer a list of the Loan Documents accepted by the Custodian pursuant to the foregoing clause (A) and of the Loan Documents delivered or transmitted out by the Custodian pursuant to the foregoing clause (C).  The Custodian will be entitled to employ a sub-custodian to carry out any of the foregoing safekeeping duties.

(b)          Safekeeping Exculpation.  The Custodian will have no obligation to (i) determine what Loan Documents may exist for a Loan, (ii) obtain any Loan Document that is not delivered or transmitted by the Customer to the Custodian, or (iii) examine the contents or determine the sufficiency of any Loan Document.  The Custodian will be entitled to assume the genuineness, sufficiency and completeness of any Loan Document and the genuineness and due authority of any person whose signature appears on any Loan Document.  The Custodian will have no liability for any act or omission of a sub-custodian or securities depository for a Loan Document.

Section 4.  Exculpation of the Custodian.

(a)          Payment Custody and Monitoring.  The Custodian will have no liability for any delay or failure by the Customer or any third party in providing Loan Information to the Custodian or for any inaccuracy or incompleteness of any Loan Information.  The Custodian will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness of any Loan Information or other information or notices received by the Custodian in respect of the Loan.  The Custodian will be entitled to (i) rely upon the Loan Information provided to it by or on behalf of the Customer or any other information or notices that the Custodian may receive from time to time from any syndication agent, lead or obligor or any similar party with respect to the Loan and (ii) update its records on the basis of such information or notices as may from time to time be received by the Custodian.

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(b)          Any Service.  The Custodian will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for the Customer to have acquired good or record title to a Loan, (ii) ensure that the Customer’s acquisition of the Loan has been authorized by the Customer, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on the Loan) or otherwise take any other action to enforce the payment obligations of any obligor on the Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

(c)          Miscellaneous.  The Custodian will not be considered to have been or be charged with knowledge of the sale of a Loan by the Customer, unless and except to the extent that the Custodian shall have received written notice of the sale from the Customer and the proceeds of the sale have been received by the Custodian for credit to the bank account maintained by the Custodian for the Customer under the Custodian Agreement.  If any question arises as to the Custodian’s duties under this Addendum, the Custodian may request instructions from the Customer and will be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Customer.  The Custodian will in all events have no liability, risk or cost for any action taken or omitted with respect to the Loan pursuant to Proper Instructions.  The Custodian will have no responsibilities or duties whatsoever with respect to the Loan except as are expressly set forth in this Addendum.

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